Exhibit 99.1

Gap Inc. Reports Second Quarter Fiscal 2025 Results

Net sales flat versus last year, with comparable sales positive for the 6th consecutive quarter

Diluted earnings per share of $0.57 up 6% versus last year

Cash, cash equivalents and short-term investments of $2.4 billion up 13% versus last year

Reaffirms outlook for fiscal 2025 net sales growth

SAN FRANCISCO – August 28, 2025 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S. with a purpose-driven house of iconic brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its second quarter ended August 2, 2025.

"In the second quarter, Gap Inc. overdelivered on profit expectations and achieved our topline goals. With positive comps for the sixth consecutive quarter, fueled by our three largest brands Old Navy, Gap and Banana Republic, it's clear our strategy is working," said President and Chief Executive Officer, Richard Dickson. "Two years ago, I shared my vision for leading Gap Inc. into an exciting new chapter. Since then, we’ve built a stronger foundation with more relevant brands, a sharper operating platform, and a more unified culture while consistently demonstrating agility and resilience in dynamic environments. We are advancing our transformation with discipline, clarity, and momentum and remain committed to building a high-performing company that delivers sustainable, long-term value for our shareholders."

Second Quarter Fiscal 2025 – Financial Results

•Net sales of $3.7 billion were flat compared to last year. Comparable sales were up 1% year-over-year.
•Store sales decreased 1% compared to last year. The company ended the quarter with about 3,500 store locations in over 35 countries, of which 2,486 were company operated.
•Online sales increased 3% compared to last year and represented 34% of total net sales.
•Gross margin of 41.2% decreased 140 basis points versus last year.
•Merchandise margin decreased 150 basis points versus last year primarily driven by lapping the benefit of incremental sales in the second quarter of fiscal 2024 relating to the company's revenue sharing agreement with its credit card partner.
•Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 10 basis points versus last year.
•Operating expense was $1.2 billion.
•Operating income was $292 million; operating margin of 7.8%.

•The effective tax rate was 27.0%.
•Net income of $216 million; diluted earnings per share of $0.57.

Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash, cash equivalents and short-term investments of $2.4 billion, an increase of 13% from the prior year.
•Net cash from operating activities was $308 million. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $127 million.
•Ending inventory of $2.3 billion was up 9% compared to last year primarily as a result of accelerated receipts and higher cost due to tariffs.
•Capital expenditures were $181 million.
•Returned $144 million of cash to shareholders in the form of dividends and share repurchases during the second quarter of fiscal 2025 inclusive of:
•A second quarter dividend of $0.165 per share, totaling $62 million; and
•3 million shares repurchased for $82 million, ending the second quarter of fiscal 2025 with 371 million shares outstanding.
•The Company’s Board of Directors approved a third quarter fiscal 2025 dividend of $0.165 per share.

Additional information regarding free cash flow, which is a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure for the applicable period.

Second Quarter Fiscal 2025 – Global Brand Results

Comparable Sales:

	Q2 2025	Q2 2024
Old Navy	2%	5%
Gap	4%	3%
Banana Republic	4%	—%
Athleta	(9)%	(4)%
Gap Inc.	1%	3%

Old Navy:
•Second quarter net sales of $2.2 billion were up 1% compared to last year. Comparable sales were up 2%. Old Navy continues to demonstrate consistency in execution with reinvigoration efforts continuing to progress.

Gap:
•Second quarter net sales of $772 million were up 1% compared to last year. Comparable sales were up 4% achieving positive comparable sales for the 7th consecutive quarter. Gap continues to demonstrate the power of the reinvigoration playbook in action with the relentless repetition of the framework driving momentum and sustained comparable sales growth.

Banana Republic:
•Second quarter net sales of $475 million were down 1% compared to last year. Comparable sales were up 4%. Banana Republic's foundational work to re-establish the brand is resonating with consumers and beginning to show up in the results.

Athleta:
•Second quarter net sales of $300 million were down 11% compared to last year. Comparable sales were down 9%. The brand continues to focus on resetting for the long term and improving its product and marketing, which will take time.

Fiscal 2025 Outlook

The below fiscal 2025 and third quarter 2025 outlook includes the estimated effect of tariffs based on the latest trade policies effective August 7th.

Full Year Fiscal 2025

	Current FY 2025 Outlook	FY 2024 Results
Net sales	1% to 2% growth	$15.1 billion
Operating margin	6.7% to 7.0% including an estimated 100-110 bps of net tariff impact	7.4%
Net interest income	Approximately $15 million	$25 million
Effective tax rate	Approximately 27%	26%
Capital expenditures	Approximately $500 to $550 million	$447 million
Net store closures [1]	Approximately 35	56

Third Quarter Fiscal 2025

	Q3 2025 Outlook	Q3 2024 Results
Net sales	1.5% - 2.5% growth	$3.8 billion
Gross margin	Approximately 150 to 170 bps of deleverage including an estimated 200 bps of net tariff impact	42.7%
Operating expense (% of net sales)	Slight deleverage due to shift in timing of investments	33.4%

1 Refers to company-operated stores.

Webcast and Conference Call Information
Whitney Notaro, Head of Investor Relations at Gap Inc., will host a conference call to review the company’s second quarter fiscal 2025 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Notaro will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O’Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release and related conference call include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call is provided in the tables to this press release.

The non-GAAP measure included in this press release and related conference call is free cash flow. This non-GAAP measure excludes the impact of certain items. A reconciliation of free cash flow from the most directly comparable GAAP measure is set forth in the tables to this press release.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-

looking statements include statements regarding the following: our strategic priorities including maintaining financial and operational rigor, reinvigorating our brands, strengthening our platform, and energizing our culture; building momentum within our core; exploring opportunities to fuel profitable growth over the long-term; investing in capabilities, infrastructure, and our brands to drive shareholder value creation over time; Old Navy’s leadership in key categories; unlocking growth potential at Old Navy through strategic partnerships; momentum at Gap brand; fueling sustained growth at Gap brand over time; activations at Banana Republic in the second half of fiscal 2025; new leadership at Athleta stabilizing the brand and putting it on a path to growth; maintaining a disciplined inventory approach at Athleta in the second half of fiscal 2025; prioritizing technology investments to drive efficiency, elevate the customer experience, and position the company for long-term growth; strengthening technology capabilities and infrastructure; building our employee culture into a superpower and enabler of our long-term success; navigating macroeconomic dynamics; executing with excellence in the second half of fiscal 2025; resetting Athleta for the long-term and the timeline to improve product and marketing; the expecting timing of technology investments in the third quarter of fiscal 2025; our disciplined inventory management principles; our dividends and share repurchases; focusing on capital allocation to enhance long-term shareholder value and investing for growth; the macroeconomic environment in the second half of fiscal 2025; controlling the controllables; expected fiscal 2025 net sales; the expected impact of tariffs on fiscal 2025 gross margin; the timing of expected increases in unit costs in fiscal 2025; expected fiscal 2025 SG&A/operating expense; driving cost savings in our core operations; reinvesting cost savings into future growth projects and to offset inflation; expected fiscal 2025 operating margin; the expected impact of tariffs on fiscal 2025 operating margin; the expected impact of tariffs on fiscal 2026 operating income; our tariff mitigation plans and the timing thereof; sustaining momentum and market share gains; driving AUR growth in the second half of fiscal 2025; our approach to inventory for the second half of fiscal 2025; using our balance sheet to invest in organic opportunities for value creation; expected fiscal 2025 capital expenditures; expected third quarter fiscal 2025 net sales; expected third quarter fiscal 2025 gross margin; the expected impact of tariffs on third quarter fiscal 2025 gross margin; expected third quarter fiscal 2025 SG&A/operating expense; expected fiscal 2025 net interest income; expected fiscal 2025 effective tax rate; and expected fiscal 2025 net store closures.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, results of operations, or reputation: the overall global economic and geopolitical environment, uncertainties related to government fiscal, monetary, trade, and tax policies, and consumer spending patterns; recent changes in U.S. trade policy and tariffs, and the risk of potential future changes or worsening trade tensions between the United States and other countries; the risk that trade matters, including tariffs on goods imported from our sourcing countries, could further increase our costs, or reduce the supply of apparel available to us; the risk that our enterprise risk management efforts will not be successful in mitigating the negative impact of tariffs; the highly competitive nature of our business in the United States and internationally; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that we do not successfully implement our marketing efforts, or that our talent partnerships expose us to reputational or other risks; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risk that we may be unable to manage our inventory and fulfillment operations effectively and the resulting impact on our sales and results of operations; the risk that our investments in customer, digital, omni-channel, and other strategic initiatives may not deliver the results we anticipate; the risk that failures of, or updates or changes to, our digital and information technology systems, including our continued integration of data science and artificial intelligence, may disrupt our operations; the risk of loss or theft of assets, including inventory shortage; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks of U.S. or foreign labor strikes, work stoppages, boycotts, port congestion, and other disruptions to our sourcing operations; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees and licensees could impair the value of our brands; the risk that our efforts to expand internationally may not be successful; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk of information security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that our technology systems that support our e-commerce platform may not be effective or function properly; reductions in income and cash flow from our credit card programs; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; evolving regulations and expectations with respect to environmental, social, and governance matters, and increased scrutiny of diversity, equity, and inclusion initiatives; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that covenants in our indebtedness agreements may restrict or limit our business; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; the adverse impacts of climate change on our business; natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that the assumptions and estimates used when preparing our financial information, including estimates and assumptions regarding inventory valuation, income taxes and valuation allowances, sales return and bad debt allowances, deferred revenue, and the impairment of long-lived assets, are inaccurate or may change, and the resulting impact on our results of operations; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2025, our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 30, 2025, and our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 28, 2025. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children available worldwide through company-operated and franchise stores, and e-commerce sites. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet through its commitment to bridge gaps to create a better world. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Whitney Notaro
Investor_relations@gap.com

Media Relations Contact:
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	August 2, 2025	August 3, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,194	$1,900
Short-term investments	238	246
Merchandise inventory	2,294	2,107
Other current assets	651	556
Total current assets	5,377	4,809
Property and equipment, net of accumulated depreciation	2,478	2,525
Operating lease assets	3,397	3,185
Other long-term assets	894	990
Total assets	$12,146	$11,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,656	$1,522
Accrued expenses and other current liabilities	881	1,029
Current portion of operating lease liabilities	631	613
Income taxes payable	29	60
Total current liabilities	3,197	3,224
Long-term liabilities:
Long-term debt	1,491	1,489
Long-term operating lease liabilities	3,470	3,357
Other long-term liabilities	555	538
Total long-term liabilities	5,516	5,384
Total stockholders’ equity	3,433	2,901
Total liabilities and stockholders’ equity	$12,146	$11,509

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net sales	$3,725	$3,720	$7,188	$7,108
Cost of goods sold and occupancy expenses	2,189	2,137	4,204	4,128
Gross profit	1,536	1,583	2,984	2,980
Operating expenses	1,244	1,290	2,432	2,482
Operating income	292	293	552	498
Interest, net	(4)	(3)	(7)	(6)
Income before income taxes	296	296	559	504
Income tax expense	80	90	150	140
Net income	$216	$206	$409	$364
Weighted-average number of shares - basic	373	376	374	375
Weighted-average number of shares - diluted	379	383	381	383
Earnings per share - basic	$0.58	$0.55	$1.09	$0.97
Earnings per share - diluted	$0.57	$0.54	$1.07	$0.95

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	August 2, 2025 (a)	August 3, 2024 (a)
Cash flows from operating activities:
Net income	$409	$364
Depreciation and amortization	243	247
Change in merchandise inventory	(214)	(118)
Change in accrued expenses and other current liabilities	(244)	(88)
Other, net	114	174
Net cash provided by operating activities	308	579

Cash flows from investing activities:
Purchases of property and equipment	(181)	(182)
Purchases of short-term investments	(145)	(276)
Proceeds from sales and maturities of short-term investments	162	33
Net cash used for investing activities	(164)	(425)

Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	12	21
Withholding tax payments related to vesting of stock units	(29)	(33)
Repurchases of common stock	(152)	—
Cash dividends paid	(123)	(112)
Net cash used for financing activities	(292)	(124)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	5	(2)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(143)	28
Cash, cash equivalents, and restricted cash at beginning of period	2,365	1,901
Cash, cash equivalents, and restricted cash at end of period	$2,222	$1,929
__________
(a) For the twenty-six weeks ended August 2, 2025 and August 3, 2024, total cash, cash equivalents, and restricted cash includes $28 million and $29 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology investments as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	26 Weeks Ended
($ in millions)	August 2, 2025	August 3, 2024
Net cash provided by operating activities	$308	$579
Less: Purchases of property and equipment	(181)	(182)
Free cash flow	$127	$397

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s second quarter fiscal year 2025 and 2024 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended August 2, 2025
U.S. (1)	$1,978	$581	$408	$290	$28	$3,285
Canada	157	76	46	9	—	288
Other regions	15	115	21	1	—	152
Total	$2,150	$772	$475	$300	$28	$3,725

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended August 3, 2024
U.S. (1)	$1,953	$579	$414	$327	$14	$3,287
Canada	159	77	43	10	—	289
Other regions	11	110	22	1	—	144
Total	$2,123	$766	$479	$338	$14	$3,720
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, net openings/closings, and square footage for our company-operated stores are as follows:

	February 1, 2025	26 Weeks Ended August 2, 2025	August 2, 2025
	Number of Store Locations	Net Number of Stores Opened/(Closed)	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,249	(9)	1,240	19.6
Gap North America	453	—	453	4.8
Gap Asia	122	3	125	1.1
Banana Republic North America	380	(9)	371	3.1
Banana Republic Asia	42	—	42	0.1
Athleta North America	260	(5)	255	1.0
Company-operated stores total	2,506	(20)	2,486	29.7
__________
As of August 2, 2025, the Company's franchise partners operated approximately 1,000 franchise stores.